Exhibit 10.6

EXECUTION COPY

JOINT VENTURE AGREEMENT

by and between

KT Trading AG

and

Spinnova Oy

relating to

Respin Oy

5 November 2020

CONTENTS

1.	DEFINITIONS		1

2.	BUSINESS OF THE COMPANY		6

	2.1	Objectives of the Co-Investors	6

	2.2	Business Plan	6

	2.3	IPR and Development	6

	2.4	Raw Material and Technology	6

3.	OWNERSHIP STRUCTURE AND FINANCING		7

	3.1	Ownership structure	7

	3.2	POC and Commercialization Phase Financing	7

3.2.1	POC Phase	7

3.2.2	Commercialization Phase	7

	3.3	Future Financing	8

	3.4	Dividends	8

	3.5	New Issuances	8

4.	GOVERNANCE		8

	4.1	General	8

	4.2	Shareholders’ Meetings	8

	4.3	Board of Directors	9

4.3.1	Board Appointment Rights	9

4.3.2	Meetings of the Board	9

4.4	Management	10

4.5	Auditor	10

4.6	Reserved Matters	10

4.6.1	Board of Directors	11

4.6.2	Co-Investors	11

4.7	Waivers by Co-Investors	12

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5.	TRANSFER OF SHARES		12

	5.1	Transfers by Co-Investors	12

	5.2	Transfers to an Affiliate	13

	5.3	Waiver of Redemption Rights	13

	5.4	Right of First Refusal	13

	5.5	Tag Along	14

6.	DEADLOCK		15

	6.1	Deadlock situations	15

6.2	Resolution of Deadlock	16

7.	NON-COMPETE AND NON-SOLICIT	19

8.	CONFIDENTIALITY	20

9.	NOTICES	21

10.	BREACH OF AGREEMENT	22

11.	GENERAL	22

11.1	Variation	22

11.2	Order of Precedence	22

11.3	No Assignment	23

11.4	Severance	23

12.	DURATION AND TERMINATION	23

13.	ENTIRE AGREEMENT	24

14.	GOVERNING LAW	24

15.	ARBITRATION	24

16.	COUNTERPARTS	24

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SCHEDULES

Schedule 1.4	Articles

Schedule 1.17	Development Agreement

Schedule 1.23	License Agreement

Schedule 2.2	Business Plan and Financing Milestones

Schedule 3.1	Incorporation Documents

Schedule 3.2.2	Financing Customers

Schedule 3.4	Dividend Policy

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2.	THIS JOINT VENTURE AGREEMENT (the Agreement) is entered into on 5 November 2020, by and between KT Trading AG, a company limited by shares incorporated and existing under the laws of Switzerland (registration number ***) (KT Trading); and Spinnova Oy, a limited liability company incorporated and existing under the laws of (Finland) (Business ID ***) (Spinnova).

A.	KT Trading and Spinnova are each referred to herein individually as a Co-Investor and collectively as the Co-Investors or respectively individually as a Party and collectively as the Parties.

RECITALS

C.	The Co-Investors have established the Respin Oy a limited liability company to be incorporated under the laws of Finland (the Company) as a 50%/50% joint venture for the purpose of the development and commercialization of staple and continuous filament fibres manufacturing based on collagen originating materials, including collagen waste, leather waste and “WetBlue” waste materials, (the Business), via a technology that is based on intellectual property and know-how licensed by the Company from ECCO Sko (A/S) (ECCO) and Spinnova.

ECCO and Spinnova have licensed IPR to be used in the Business to the Company under the terms of the License Agreement.

D.	The Parties’ principal objective is to develop and contribute to the long-term value creation of the Company and to act in good faith in accordance with the terms and conditions of this Agreement.

This Agreement sets out the terms governing the investments of the Co-Investors into the Company and the provisions applicable to the Business, the ownership of Shares and the ongoing administration and governance of the Company.

NOW, THEREFORE, the Parties hereby agree as follows:

1.	DEFINITIONS

As used in this Agreement, the following capitalized terms shall have the defined meaning set out next to such term below:

1.1	Acting In Concert	means persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Company in a Control Transaction by any of them, either directly or indirectly.

1.2	Agreement	means this Joint Venture Agreement, including its Schedules.

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1.3	Affiliate	means with respect to the Co-Investors, a legal entity or individual, which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such entity, and “control” (as used here and otherwise in this Agreement) means the ability to direct the policies or operations of an entity, whether by contract, ownership or equity interests, or otherwise, it being understood that the Co-Investors shall not be deemed Affiliates of the Company.

1.4	Articles	means the articles of association of the Company substantially in the form set out in Schedule 1.4, as amended from time to time.

1.5	Board	has the meaning set out in Section 4.3.1.

1.6	Business	has the meaning set out in Recital A.

1.7	Business Day	means a day on which banks are generally open for business in Finland, other than for internet banking services only.

1.8	Business Plan	has the meaning set out in Section 2.2.

1.9	Co-Investor	has the meaning set out in the introductory Section.

1.10	Commercialization Phase	means the commercialization phase specified in more detail in the Business Plan.

1.11	Companies Act	means the Finnish Companies Act (624/2006; as amended).

1.12	Company	has the meaning set out in the introductory Section.

1.13	Control Transaction	means a transaction or series of transactions, whether by sale, merger, reorganization or consolidation of the Company or by any new issue of Shares or other securities in the Company, to any person together with its Affiliates and persons Acting In Concert with it and (other than the Co-Investors and their Affiliates) resulting in such person (together with its Affiliates and persons acting in concert with it, (other than the Co-Investors and their Affiliates)) receiving (directly or indirectly) more than 50% of the Shares and votes in the Company, excluding, however, any sale of Shares in conjunction with or following a Listing.

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1.14	Deadlock	has the meaning set out in Section 6.1(a).

1.15	Deadlock Notice	has the meaning set out in Section 6.1(b).

1.16	Deadlock Period	has the meaning set out in Section 6.1(a).

1.17	Development Agreement	means the Development Agreement to be entered into between the Company, and each of Spinnova and ECCO, substantially in the form attached hereto as Schedule 1.17.

1.18	Encumbrance	means any mortgage, charge (whether fixed or floating), pledge, lien, option, restriction, equity, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or other security interest of any kind, or other type of agreement or arrangement having or which could have a similar effect and any agreement (whether conditional or otherwise) to create any of the foregoing.

1.19	Exit	means Trade Sale or Listing.

1.20	Initiating Party	has the meaning set out in Section 6.2(a).

1.21	Initiation Notice	has the meaning set out in Section 6.2(a).

1.22	IPR	means any patents, utility models, rights to inventions and discoveries, trademarks and service marks, trade names and auxiliary trade names, copyrights (including but not limited to the right to alter the works and the right to transfer copyrights), designs, internet domains, rights to source code, database and catalogue rights, technical examples, trade secrets, know-how and other intellectual property rights, whether or not registered, and applications for any of the foregoing.

1.23	License Agreement	to be entered into between the Company and each of Spinnova and ECCO, in each case substantially in the form attached hereto as Schedule 1.23.

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1.24	Liquidation Period	has the meaning set out in Section 6.2(a)(i).

1.25	Listing	means an initial public offering of the Shares in the Company, in each case for public trading on a stock exchange or other authorized marketplace.

1.26	Material Breach	means a breach of this Agreement by a Co-Investor that is of material importance to the other Co-Investor, provided that such breach has not been remedied (if capable of remedy) within 20 Business Days from the other Co-Investor sending the breaching Co-Investor a written notice of such breach. Without limiting the generality foregoing, a Material Breach shall always be deemed to have occurred if a Co-Investor:

(a)	is in breach of Section 5 (Transfer of Shares), including, without limitation, by seeking to Transfer Shares without the requisite consent;

(b)	is in breach of Section 6 (Deadlock); or

(c)	is in breach of Section 7 (Non-compete and Non-solicit).

1.27	Minimum Increase	has the meaning set out in Section 6.2(c)(ii).

1.28	New Issuance	has the meaning set out in Section 3.5(a).

1.29	Non-Initiating Party	has the meaning set out in Section 6.2(a).

1.30	Non-Selling Party	has the meaning set out in Section 5.4(b).

1.31	Offer Notice	has the meaning set out in Section 5.4(b).

1.32	Offer Period	has the meaning set out in Section 5.4(b).

1.33	Offer Terms	has the meaning set out in Section 5.4(b).

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1.34	Party	has the meaning set out in the introductory Section.

1.35	POC Phase	means the proof of concept phase specified in more detail in the Business Plan.

1.36	Purchase Notice	has the meaning set out in Section 5.4(c)(i).

1.37	Right of First Refusal	has the meaning set out in Section 5.4(c)(i).

1.38	Selling Party	has the meaning set out in Section 5.4(a).

1.39	Shares	means the ordinary shares of the Company.

1.40	Tag-Along Offer	has the meaning set out in Section 5.5(c).

1.41	Tag-Along Right	has the meaning set out in Section 5.5(a).

1.42	Tag Notice	has the meaning set out in Section 5.5(b)

1.43	Tag Shares	has the meaning set out in Section 5.5(a).

1.44	Third Party Purchaser	has the meaning set out in Section 5.4(a).

1.45	Trade Sale	means the Control Transaction or other sale or transfer of all or substantially all assets of the Company (whether directly or indirectly or through a share transaction or an asset transaction).

1.46	Transfer	has the meaning set out in Section 5.1.

The above definitions apply equally to the singular and plural forms of the terms defined. The words “include”, “includes” and “including” shall be construed as illustrative and shall not limit the meaning of the words preceding those terms. All references to Sections, Subsections and Schedules shall be deemed to be references to Sections and Subsections of, and Schedules to, this Agreement unless the context otherwise requires. Any reference to any contract, instrument or law is a reference to it as amended and supplemented from time to time unless the context otherwise requires. Any reference to a “day” or a number of “days” (without the explicit qualification of “Business”) is a reference to a calendar day or number of calendar days. Any reference to a time of day is a reference to Helsinki time unless otherwise indicated. When more than one Party has given a warranty or undertaking or otherwise has an obligation or liability under this Agreement, each such Party shall be considered severally responsible and liable for such warranty, undertaking, obligation, or liability.

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2.	BUSINESS OF THE COMPANY

2.1	Objectives of the Co-Investors

The Co-Investors’ principal objective is to develop and contribute to the long-term value creation of the Company and to act in good faith in accordance with the terms and conditions of this Agreement. All transactions of the Company shall be entered into on an arm’s length basis. For the avoidance of doubt, this Agreement, the Development Agreement and the License Agreement shall be deemed to have been entered into on an arm’s length basis.

The Company shall be focused exclusively on the Business and the rights granted to the Company under the License Agreement may be used only for this purpose. For the avoidance of doubt, unless the Parties otherwise agree in writing, the Company shall not be engaged in the development or commercialization of any fibres based on non-collagen waste originating materials or other products.

2.2	Business Plan

The Business and other operations of the Company shall be conducted in accordance with a separate business plan approved by the Parties and attached hereto as Schedule 2.2 (the Business Plan). The Business Plan shall be updated and amended as set out in Section 4.6.1.

2.3	IPR and Development

Spinnova and ECCO shall grant to the Company a global, royalty-free license to exploit the IPR owned by them relating to staple and continuous filament fibre manufacturing processes based on collagen originating materials to be used as part of the Business, in each case in accordance with the terms and conditions set forth in the License Agreement. Any new IPR arising as part of the Business or otherwise developed by the Company shall be jointly owned by ECCO and Spinnova, in each case subject to the terms and conditions of the License Agreement and the Development Agreement. For the avoidance of doubt, neither Spinnova nor ECCO shall transfer to the Company or to the joint ownership of Spinnova and ECCO any IPR that does not relate to staple and continuous filament fibre manufacturing processes based on collagen originating materials, whether by way of this Agreement, the License Agreement or the Development Agreement.

The development work, technology and equipment during the POC Phase and Commercialization Phase shall be outsourced to Spinnova pursuant to the terms and conditions of the Development Agreement. Spinnova shall deliver the technology concept to the Company in accordance with the terms and conditions of the Development Agreement and ECCO shall deliver to the Company its know-how relating to the Business.

2.4	Raw Material and Technology

KT Trading shall be the principle supplier of raw material to the Company and the Company shall acquire raw materials from KT Trading, provided that, and as long as, KT Trading has raw materials readily available for delivery to the Company from time to time, the quality of such raw materials is adequate and fits the purposes of the Company’s manufacturing operations, and the raw material is provided at competitive market price and otherwise on market terms.

Spinnova would be the Company’s exclusive provider of technology and machinery for all production units.

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3.	OWNERSHIP STRUCTURE AND FINANCING

3.1	Ownership structure

Upon formation of the Company in the form of the incorporation documents attached here to as Schedule 3.1, the Co-Investors shall each subscribe for an equal number of newly issued Shares and to pay the consideration for such Shares, in each case as specified in Schedule 3.1. All shares in the Company have equal rights.

3.2	POC and Commercialization Phase Financing

3.2.1	POC Phase

KT Trading shall provide financing for the POC Phase in the amount of maximum EUR 2,500,000. This amount shall be paid via 4 instalments into the free equity reserve of the Company (Fin: sijoitetun vapaan oman pääoman rahasto) in alignment with this Section and the milestones specified in Schedule 2.2. In the event KT Trading, in its sole discretion, does not want to continue the POC Phase, without limiting its obligation to pay the instalment for the then ongoing or completed milestone, KT Trading is not obliged to make any further instalments. The first instalment of EUR 1,750,000 shall be paid no later than the 10th day after the registration of the Company and the subsequent three milestone payments of EUR 250,000 each shall be paid on the last day of each semi-annual “milestone period” specified in Schedule 2.2. The funds paid by KT Trading shall be used solely to cover the costs of the services to be acquired by the Company under the Development Agreement.

3.2.2	Commercialization Phase

The criteria for declaring the POC Phase completed and the commencement of the Commercialization Phase are specified in the Business Plan. The commencement of the Commercialization Phase shall be confirmed in writing by the Parties.

Once the criteria outlined in the Business Plan for declaring the POC Phase as completed are met, and the decision is made to move into the Commercialization Phase, Spinnova shall provide equity financing of up to EUR 1,250,000 (or such lower amount that reflects 50% of the investments actually made by KT Trading pursuant to Section 3.2.1). This amount shall be paid into the free equity reserve of the Company (Fin: sijoitetun vapaan oman pääoman rahasto).

In case further equity financing is needed in order to complete the commercialization, on top of the amount of EUR 1,250,000 paid by Spinnova, both Co-Investors shall provide further capital to the Company as may be separately agreed. The total amount to be funded at such time shall be separately agreed by the Parties, provided that at such time each Co-Investor shall provide an equal amount to be paid into the free equity reserve of the Company (Fin: sijoitetun vapaan oman pääoman rahasto).

The Co-Investors acknowledge that potential future customers of the Company, including as specified in Schedule 3.2.2 (or any other customer with a similar profile), may desire to partner with the Company by proposing to enter a joint development or similar arrangement with the Company and the Co-Investors agree to evaluate from time to time in good faith whether such new partnerships are in the commercial interests of the Company.

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3.3	Future Financing

The Company’s activities shall be financed on arm’s length terms and in the way that the Board considers appropriate from time to time. Unless otherwise expressly agreed, none of the Co-Investors shall be obliged to participate in providing any additional financial resources to the Company whether by way of participating in future issuance of Shares or other equity securities or other equity increase, extending any loans to the Company, or guaranteeing or providing any security for any of the Company’s debts or liabilities.

3.4	Dividends

The aim of the Co-Investors is to make the Business profitable as soon as possible. The profits of the Company shall initially be used to fund the expansion of the Company’s operations and thereafter for distributions to be made in the form of dividend payments. The dividend policy agreed by the CO-Investors is attached hereto as Schedule 3.4.

3.5	New Issuances

(a)	Subject to Section 4.6.2, the Co-Investors may decide upon an issue of Shares or the granting of an authorization to the Board to issue Shares, and in such case each Co-Investor shall carry out any act and execute any document (including any written resolutions of the shareholders) needed to facilitate and effectively implement such issue of Shares or authorizations (the New Issuance).

(b)	In connection with a New Issuance of Shares (or any new class of shares not already referenced in this Agreement), each Co-Investor shall be entitled to participate in the New Issuance by subscribing for such number of Shares (or shares of a new class of shares not already referenced in this Agreement) issued as part of the New Issuance that reflects such Co-Investor’s pro rata (prior to the New Issuance) ownership of Shares.

4.	GOVERNANCE

4.1	General

The Parties shall take all such actions and execute such documents as are needed from time to time to facilitate and effectively implement the terms of this Agreement and the Articles and to ensure compliance therewith. This obligation shall also, as applicable, apply to the Company.

4.2	Shareholders’ Meetings

The Annual and Extraordinary General Meetings of the Shareholders shall be convened by the Board in accordance with the provisions of the Companies Act and the Articles. The resolutions at such meetings shall be adopted in accordance with the provisions of the Companies Act and the Articles. The Co-Investors may also from time to time adopt unanimous written shareholder resolutions in accordance with the provisions of the Companies Act.

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4.3	Board of Directors

4.3.1	Board Appointment Rights

(a)	The Board of Directors of the Company (the Board) would consist of six (6) members. As long as a Co-Investor continues to hold at least 30% of the Shares after this Agreement has entered into force, such Co-Investor would be entitled to appoint three (3) Board members (and to remove such members with immediate effect and re-appoint replacing members), and their respective deputy Board members. In case a Co-Investor ceases to hold at least 30 % of the Shares, such Co-Investor has the right to appoint one (1) Board member, provided that such Co-Investor holds at least 10 % of the Shares.

(b)	Each Co-Investor agrees to vote, or cause to be voted, all Shares owned by such Co-Investor in such manner as shall be necessary to ensure that at each meeting of shareholders at which an election of directors is held or pursuant to any written consent of the Co-Investors, that the members designated by a Co-Investor are elected to the Board. The board members designated initially by KT Trading are ████████████████ █████████ and ████████████ and by Spinnova █████ ███████ ██████████ and ██████████ and ███████████ shall initially serve as the Chairman of the Board.

(c)	In the event that the office of a member of the Board shall, for any reason, become vacant or a member of the Board is removed by the designating Co-Investor, the designating Co-Investor shall be entitled to designate his/her replacement, and the other Co-Investor shall take all actions required to appoint such new member without undue delay by convening an extraordinary shareholders’ meeting (or adopting a unanimous written resolution) to elect the new Board member and voting their Shares in favor of the appointment of such new member as required.

(d)	The right to appoint the Chairman of the Board shall rotate between the Co-Investors with one (1) year intervals starting from the Shareholders’ meeting appointing the Chairman, except for the first term that lasts until the annual Shareholders’ meeting in 2022. The first Chairman shall be appointed among the Board members appointed by Spinnova. The Board shall convene at least twice per year.

(e)	Subject to Section 4.6, the Chairman of the Board shall have the casting vote in case of a tie. However, the Chairman of the Board shall not have the casting vote regarding contracts or matters in which the Chairman of the Board or, the Co-Investor that has appointed the Chairman, has an interest that may conflict with the Company. In addition, where the Chairman of the Board has a conflicting interest referred to in the foregoing sentence, the Chairman of the Board has to declare such interest. The Chairman of the Board may participate in the examination of such matter, make his/her views known and vote on such matter but shall not have the casting vote.

4.3.2	Meetings of the Board

(a)	The Board shall be convened by the Chairman of the Board whenever considered necessary or appropriate. In addition, any member of the Board shall be entitled to convene a meeting of the Board to consider a specific issue.

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(b)	Unless otherwise agreed, the Chairman of the Board shall, or shall cause the Company to, provide by e-mail or by such other written means as may be agreed by the applicable member of the Board, at least five (5) days prior to such meeting, notice of each meeting of the Board specifying the time, location and purpose or purposes for which such meeting is called.

(c)	In order for the Board to be in quorum it is required, in addition to the requirements set out in the Companies Act and the Articles, that at least one member nominated by each of the Co-Investors is present. A resolution in writing signed by all members of the Board shall be valid as if it had been a resolution passed at a meeting of the Board duly convened and held.

(d)	Subject to Section 4.6, any resolution by the Board shall be made by simple majority (i.e. the affirmative vote of the majority of the Board members) at any meeting.

(e)	In case there is no quorum in two consecutive Board meetings, organised during the period of one month, any three members of the Board shall be deemed to form a quorum at the next meeting of the Board. However, for the avoidance of doubt, such a quorum may not adopt a unanimous Board decision in the meaning of Section 4.6.1 even if all such members vote in favour of a given matter.

(f)	Meetings of the Board and any committee thereof shall be conducted in English. Each Board member shall have the right to attend any Board or such other meeting by telephone, videoconference or other means of communication that allows each Board member to hear and be heard by all other Board members.

(g)	Minutes of each Company Board meeting shall be written in English (and in Finnish with respect to resolutions that require registration with the Finnish Patent and Registration Office) and circulated to each Board member no later than ten (10) Business Days after the relevant meeting.

(h)	Members of the Board will not be paid separate remuneration based on their board membership. However, board members are entitled to reasonable compensation for travel and other expenses relating to their duties as board members.

4.4	Management

The day-to-day management of the Company would be run by local management to be engaged by the Company. The managing director of the Company would be ███████████

4.5	Auditor

The auditor of the Company shall be a certified public accountant (Fin: KHT-tilintarkastaja) from a reputable auditing firm approved by each Co-Investor.

4.6	Reserved Matters

Notwithstanding anything to the contrary in this Agreement, the Articles or the Companies Act, any resolution or action on any of the matters with respect to the Company listed in this Section 4.6, regardless of whether such matter or action is resolved or taken by the Co-Investors or at the Board, in order to be validly passed or become effective, shall require

(i)	a signature by the representative of each of the Co-Investors, as applicable, in minutes of the Shareholders’ meeting or a unanimous Shareholders’ resolution of the Company, or

(ii)	a signature by all Board members appointed by the Co-Investors, in minutes of the Board or in a Board resolution (when making resolution without convening) of the Company.

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4.6.1	Board of Directors

(a)	amending the Business Plan (including, without limitation, the expansion of the Business into any other products or areas);

(b)	decision to commence the Commercialization Phase;

(c)	make any change to the Dividend Policy or determine not to pay any distribution or dividend required to be paid by the Dividend Policy or pay any distribution or dividend not required to be paid by the Dividend Policy;

(d)	establishing a subsidiary;

(e)	entering into, or any amendment or termination of, an agreement between the Company, on the one hand, and either Co-Investor or any of its Affiliates, on the other hand;

(f)	consent or approval of the Board referred to in Section 7(a) and 7(d);

(g)	voluntary liquidation, dissolution, filing for bankruptcy or applying for a corporate restructuring or a similar process;

(h)	acquisition or disposal of any business, undertaking, shares of or equity investments in any other person, other than at Exit;

(i)	disposal of shares or substantial part of assets of the Company, other than at Exit;

(j)	the appointment or dismissal of the CEO of the Company;

(k)	capital expenditure not included in the Business Plan;

(l)	incurrence of financial indebtedness;

(m)	granting of loans, guarantees or collaterals; and

(n)	entering into, or any amendment or termination of, an agreement with a third party, if such agreement has a material effect on the Business of the Company

4.6.2	Co-Investors

(a)	any amendment to the Articles (other than purely technical amendments that do not have any adverse effect on the Co-Investors);

(b)	issuing of shares, subscription warrants, debt instruments convertible into shares or options carrying warrants to subscribe for shares or other equity instruments;

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(c)	any decision regarding merger or demerger of the Company;

(d)	redemption, repurchase or purchase of Shares by the Company;

(e)	establishing any new class of shares or any financing instruments entitling their holders to shares;

(f)	payment of dividend or other distribution of assets;

(g)	any decision regarding liquidation of the Company, except where required by law or this Agreement; and

(h)	any decision regarding the remuneration of the members of the Board of Directors.

4.7	Waivers by Co-Investors

(a)	Each Co-Investor hereby waives and undertakes not to, either on its own or in conjunction or cooperation with others, invoke, exercise or otherwise rely upon:

( )	any right of redemption, right of first refusal, or similar rights in relation to Shares, as further set out in Section 5.3;

(ii)	any right to demand distribution of profit in accordance with Chapter 13, Section 7 of the Companies Act (or any corresponding future provision);

(iii)	any right to require issuance of share certificates in accordance with Chapter 3 Section 9 of the Companies Act (or any corresponding future provision); and

(iv)	any right to redeem or repurchase Shares held by other shareholders (right of squeeze-out) and demand redemption of its Shares (right of sell-out) under Chapter 18 of the Companies Act, as applicable (or any corresponding future provision).

5.	TRANSFER OF SHARES

5.1	Transfers by Co-Investors

(a)	Each Co-Investor agrees and covenants not to, without the express prior written consent of the other Co-Investor:

(i)	sell, transfer or otherwise dispose of, or grant options or other rights over, any of the Shares, unless this Agreement expressly requires and permits such sale, transfer or other disposition,

(ii)	pledge or otherwise create any Encumbrance over any of the Shares, or

(iii)	enter into any commitment or agreement in respect of the voting rights attached to any of the Shares other than this Agreement,

(such actions collectively or individually, a Transfer).

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5.2	Transfers to an Affiliate

Notwithstanding anything to the contrary set out herein, a Co-Investor is entitled to transfer all (but not less than all) of its Shares from time to time, to a wholly-owned Affiliate, provided that such transfer is conditional upon, and the transferring Co-Investor procures that:

(a)	prior to such transfer, the Affiliate adheres to this Agreement by executing an adherence agreement in the form and substance satisfactory to other Co-Investor and the transferring Co-Investor undertakes that if the wholly-owned Affiliate ceases to be a wholly-owned Affiliate of the transferring Co-Investor, the Affiliate shall, prior to such event, transfer the Shares back to the transferring Co-Investor; and

(b)	the Transferring Co-Investor (i) is not relieved from any of its obligations or liability under this Agreement as a result of the transfer and (ii) guarantees to the other Co-Investor by an unconditional directly enforceable guarantee as for its own debt that the wholly-owned Affiliate transferee properly performs all obligations and assumes all liability under this Agreement.

5.3	Waiver of Redemption Rights

The Parties hereby waive and undertake not to invoke any pre-emptive, redemption, right of first refusal, or similar rights that may be conferred upon such Party under the Articles, the Companies Act or otherwise, in each case to the extent triggered in connection with any Shares being Transferred without violating any of the provisions of this Agreement. The Parties shall procure that the Board shall give its consent to the Transfer and the registration of respective changes in the ownership of the Shares made in accordance with the provisions of this Agreement.

5.4	Right of First Refusal

	(a)	Subject to having obtained an express prior written consent of the other Co-Investor, a Co-Investor (the Selling Party) may transfer all (but not less than all) of its Shares to any bona fide third party purchaser (not being a transfer to an Affiliate) (a Third Party Purchaser), provided that the Selling Party shall first comply with the terms of this Section 5.4 and Section 5.5.

	(b)	Before entering into any agreement with a Third Party Purchaser, the Selling Party shall serve an offer in writing (the Offer Notice) to the other Co-Investor (the Non-Selling Party) identifying (i) the proposed Third Party Purchaser which has already expressed an interest in acquiring the Shares of the Selling Party and (ii) the transfer price (in cash) or, (or, in case the purchase price is not, pursuant to the binding offer, payable in cash, the cash equivalent of such purchase price) and any other material terms and conditions of the contemplated transaction, and (iii) copies of the terms of such binding offer from the proposed purchasers and all relevant transaction documents pertaining thereto (Offer Terms); and setting forth an offer to sell the Selling Party’s Shares to the Non-Selling Party with full title, free from all Encumbrances and together with all rights attaching to them. The Offer Terms are open for acceptance for at least fourteen (14) days (the Offer Period). An Offer Notice may not be withdrawn after it has been given by the Selling Party to the Non-Selling Party.

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(c)	Before the expiry of the Offer Period, the Non-Selling Party shall have the right to:

(i)	purchase the Shares of the Selling Party (the Right of First Refusal) by giving notice in writing (the Purchase Notice) to the Selling Party which shall confirm that the Non-Selling Party wishes to exercise this right in respect of the Shares of the Selling Party and fix a date and time for completion of the purchase which shall be no later than thirty (30) days after the date of the Purchase Notice; or

(ii)	if it wishes to exercise its Tag-Along Right, it shall give notice in writing to the Selling Party to that effect in accordance with Section 5.5, whereupon the terms of that section shall apply; or

(iii)	give notice in writing to the Selling Party confirming its decision not to exercise its right to purchase the Shares of the Selling Party upon the terms specified in the Offer Notice or Tag-Along Right (as defined below in Section 5.5(a)).

(d)	If the Non-Selling Party elects not to exercise its Right of First Refusal or Tag-Along Right or fails to give a Purchase Notice or to exercise its Tag-Along Right in accordance with Section 5.4(c) or Section 5.5, (in which case it shall be deemed not to exercise either its Right of First Refusal or Tag-Along Right), or fails to accept a Tag-Along Offer (as defined in Section 5.5(c)), the Selling Party shall be free within a period of sixty (60) days following the expiry of the Offer Period to transfer or procure the transfer of the Selling Party’s Shares to the Third Party Purchaser named in the Offer Notice (if applicable) upon the terms set forth in the Offer Notice.

(e)	If the Non-Selling Party fails to complete the purchase of the Selling Party’s Shares within the period specified in Section 5.4(c)(i) (other than as a result of a failure by the Selling Party in relation to such completion), the Selling Party shall be entitled to transfer or procure the transfer of the Selling Party’s Shares to the Third Party Purchaser in accordance with Section 5.4(d).

(f)	Notwithstanding anything to the contrary in this Agreement, the Selling Party shall be entitled to disclose the terms of this Section 5.4 and of Section 5.5 to any Third Party Purchaser.

(g)	The implementation of an Offer Notice procedure under this Section 5.4 and the completion of any resulting sale and purchase of Shares shall be without prejudice to any rights, remedies or claims that either Co-Investor or the Company may have against the other Co-Investor for any prior breaches of this Agreement.

5.5	Tag Along

(a)	If a Co-Investor proposes to transfer Shares to a Third Party Purchaser in accordance with Section 5.4, such Selling Party shall offer to the Non-Selling Party by way of the Offer Notice a right, exercisable in lieu of exercising its Right of First Refusal, to require the Third Party Purchaser to purchase all (but not less than all) of the Non-Selling Party’s Shares (the Tag Shares), at the Offer Price and on the Offer Terms (a Tag-Along Right) in accordance with this Section 5.5.

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(b)	The Non-Selling Party shall give the Selling Party notice in writing (a Tag Notice) of its exercise or otherwise of its Tag-Along Right before the expiry of the Offer Period, failing which it shall be deemed not to have exercised its Tag-Along Right and Section 5.4(d) shall apply.

(c)	If the Non-Selling Party exercises the Tag-Along Right, the Selling Party shall provide the Non-Selling Party with an offer in writing on behalf of the Third Party Purchaser to purchase all (but not less than all) of the Tag Shares with full title, free from all Encumbrances and together with all rights attaching to them, at the Offer Price and on the Offer Terms (the Tag-Along Offer) within thirty (30) days following the acceptance of the Third Party Purchaser’s offer by the Selling Party.

(d)	If the Non-Selling Party accepts the Tag-Along Offer, completion of the sale and purchase of Tag Shares to the Third Party Purchaser pursuant to that Tag-Along Offer shall be conditional on completion of the sale and purchase of the Selling Party’s Shares to the Third Party Purchaser under Section 5.4 and shall take place at the same time as the sale of the Shares of the Non-Selling Party.

(e)	If the Non-Selling Party rejects the Tag-Along Offer, Section 5.4(d) shall apply.

(f)	The possible liability of each Co-Investor to the Third Party Purchaser in relation to any sale of Shares following the acceptance of a Tag-Along Offer shall be several only (and not joint and several) and shall be determined in the proportion to their shareholding in the Company.

(g)	The implementation of a Tag-Along Offer under this Section 5.5 and the completion of any resulting sale and purchase of Shares shall be without prejudice to any rights, remedies or claims that either Co-Investor or the Company may have against the other Co-Investor for any prior breaches of this Agreement.

(h)	If the Selling Party fails to provide the Non-Selling Party with the Tag-Along Offer, the Selling Party shall not be entitled to complete the proposed sale to the Third Party Purchaser and a transfer consummated in violation of this sentence is void, the Company shall not register any transfer of Shares effected in accordance with such proposed sale.

(i)	If the proposed Third-Party Purchaser refuses to purchase the Shares of the Non-Selling Shareholder as set out above, the Selling Party is not entitled to sell and transfer its Shares to the Third-Party Purchaser and a transfer consummated in violation of this sentence is void. The Company shall not register any transfer of Shares effected in accordance with such proposed sale.

6.	DEADLOCK

6.1	Deadlock situations

(a)	A deadlock in a resolution of a properly convened Board Meeting or meeting of the Shareholders exists, as the case may be, if (Deadlock):

(i)	in a resolution of the Board where unanimity is required pursuant to Section 4.6.1 above, all members nominated by Spinnova, or all members nominated by KT Trading, respectively, vote against or abstain from voting on the resolution or there is no quorum present at a duly convened meeting (it being understood that the quorum referred to in Section 4.3.2(e) shall not constitute a quorum for this purpose); or

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(ii)	in a resolution of the Co-Investors where two thirds majority or unanimity is required under the Companies Act or pursuant to Section 4.6.2 above, Spinnova or KT Trading, respectively, vote against or abstain from voting on such resolution; and

(iii)	the inability to adopt a resolution and approve any action as set out in sub-Sections 6.1(a)(i) or 6.1(a)(ii), as the case may be, continues for a period of at least fourteen (14) consecutive days (Deadlock Period).

(b)	In the event a Deadlock occurs, either Co-Investor is entitled, within seven (7) days from the expiry of the Deadlock Period, to submit a notice (Deadlock Notice) to the other Co-Investor (a) indicating that a Deadlock has occurred and (b) identifying the matter giving rise to the Deadlock.

(c)	Each of the Co-Investors shall within seven (7) days of the service of a Deadlock Notice prepare and circulate to the CEO of Spinnova and the CEO of KT Trading a memorandum setting out their position on the matter and the reasons for adopting such position and explaining the reasons why such position is in the best interest of the Company.

(d)	The CEO of Spinnova and the CEO of KT Trading or representatives appointed by them and authorized to conclude a binding agreement on the decisions concerned shall meet as soon as possible with an aim to resolve the Deadlock by no later than thirty (30) days from the service of the Deadlock Notice (regardless of whether both memoranda have been received). The CEO of Spinnova and the CEO of KT Trading or their representatives shall enter into bona fide negotiations with the intent to reach an agreement on the decisions concerned.

(e)	If there is no agreement reached between the CEO of Spinnova and the CEO of KT Trading or their representatives within the period referred to above in Section 6.1(d), each Co-Investor may (but does not have the obligation to) proceed to initiate the resolution of Deadlock procedures set out in Section 6.2 (subject to the limitations set out in Section 6.2).

6.2	Resolution of Deadlock

(a)	If there is no resolution to a Deadlock within the time frame specified in Section 6.1(e), each of the Co-Investors (the Initiating Party) shall have the right to initiate the redemption process set forth in Section 6.2(c) by providing a written notice (the Initiation Notice) to the other Co-Investor (the Non-Initiating Party), provided that the following limitations shall apply to such initiation depending on how much time has passed from the date of this Agreement:

(i)	Until the later of (i) the commencement of the Commercialization Phase and (ii) the fifth (5th) anniversary of the date hereof (the Liquidation Period), no Initiation Notice may be given by either of the Co-Investors and the Co-Investors shall seek to resolve all Deadlock matters through good faith negotiation, provided that (a) each Co-Investor shall have the right in its discretion to terminate the POC Phase until the second (2nd) anniversary of the date hereof by providing written notice to the other Co-Investor or (b) if there is no resolution within the time frame specified in Section 6.1(e) to a Deadlock that has arisen during the Liquidation Period, then in each case of (a) and (b) the Co-Investors shall coordinate an orderly dissolution and liquidation of the Company.

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(ii)	In the event of such dissolution and liquidation, the License Agreement shall be terminated, and, upon such termination, each of Spinnova and ECCO shall retain all IPR licensed by them to the Company under the License Agreement and all IPR jointly owned by Spinnova and ECCO on the date of such termination. In the event that such dissolution and liquidation takes place as a result of a termination by either of the Co-Investors during the POC Phase and prior to the second (2nd) anniversary of the date hereof, then the non-terminating Co-Investor shall be entitled to proceed to partner with a third party for the purposes of developing and commercializing the Business and, for such purpose, the terminating Co-Investor (including always ECCO, in the case that KT Trading is the terminating Co-Investor) shall grant to the non-terminating Co-Investor (including always ECCO, in the case that Spinnova is the terminating Co-Investor) a global, perpetual and royalty free license to use and exploit the IPR owned by the terminating Co-Investor and covered under the License Agreement and the IPR owned jointly by ECCO and Spinnova (as such IPR exists on the date of termination). The license granted by the terminating Co-Investor is exclusive for the first five (5) years after the termination and hereinafter it is granted on a non-exclusive basis. In such event, the terminating Co-Investor shall not, and the terminating Co-Investor shall ensure that its Affiliates (in the case of KT Trading always including ECCO and its Affiliates) do not, carry on or be engaged in or have or acquire any ownership interest in the Business during a period of five (5) years from the date of such termination. The terminating Co-Investor is granted a global, perpetual and royalty free license to use and exploit, for the purposes of developing and commercializing the Business, the IPR owned by the non-terminating Co-Investor (including always ECCO, in the case that KT Trading is the non-terminating Co-Investor) and covered under the License Agreement and owned jointly by ECCO and Spinnova (as such IPR exists on the date of termination). The terminating Co-Investor is however only entitled to use and exploit such IPR after a period of five (5) years counted from the date of termination. For the sake of clarity, the terminating Co-Investor is therefore not entitled to use such IPR in the area of the Business for a period of five (5) years after the termination. For the avoidance of doubt, the discontinuation by Spinnova of the provision of services under the Development Agreement if the Company does not timely pay the service charges under the Development Agreement (or in the event of a disagreement relating to such services or charges), shall not result in Spinnova being deemed a terminating Co-Investor for purposes of this Section 6.2.

(iii)	As an alternative to the restrictions initiated under section 6.2(a)(ii) and Section 7(a)(i), the terminating Co-Investor (including always ECCO, in case KT Trading is the terminating Co-Investor) may in its sole discretion at any given time after termination choose to transfer to the non-terminating Co-Investor the full ownership of its share of all IPR jointly owned by Spinnova and ECCO, meaning all such jointly owned IPR licensed by ECCO and Spinnova to the Company under the License Agreement. The transfer shall be free of charge for the non-terminating Co-Investor and the terminating Co-Investor is not entitled to any license or usage rights for the technology covered by the IPR to be transferred. For the sake of clarity, (i) the license granted by the non-terminating Co-Investor (including ECCO, in the case that KT Trading is the non-terminating Co-Investor) to the terminating Co-Investor (or to ECCO, in the case that KT Trading is the terminating Co-Investor) under Section 6.2(a)(ii) shall immediately terminate upon the transfer of IPR contemplated in this Section 6.2(a)(iii) and (ii) the terminating Co-Investor (including always ECCO, in the case KT Trading is the terminating Co-Investor) is however, as a result of the transfer, free and fully entitled to act in the area of the Business as such immediately after execution of the transfer of IPR.

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(iv)	As from the later of (a) the commencement of the Commercialization Phase and (b) the fifth (5th) anniversary of the date hereof, either Co-Investor may provide an Initiation Notice to the extent (and only to the extent) that the underlying Deadlock matter relates to any of the matters specified in the agreed Business Plan.

(b)	The Initiation Notice must be given within sixty (60) days from the service of the Deadlock Notice, otherwise the right to give such notice shall expire.

(c)	The redemption process shall be as follows:

(i)	As part of the Initiation Notice, the Initiating Party shall submit a price at which it is willing to redeem all of the Non-Initiating Party’s Shares.

(ii)	Within two (2) weeks from receipt of the Initiation Notice, the Non-Initiating Party shall notify the Initiating Party in writing whether it chooses to (A) accept the redemption offer or (B) submit a price at which the Non-Initiating Party is willing to redeem all of the Shares of the Initiating Party. This new price shall be at least five (5) percent higher than the price submitted by the Initiating Investor (the Minimum Increase).

(iii)	If the Non-Initiating Party accepts the redemption offer, the Initiating Party shall consummate the redemption of the Non-Initiating Party’s Shares within two (2) weeks from receipt of the acceptance.

(iv)	If the Non-Initiating Party does not accept the redemption offer but, instead, submits a counter-offer as contemplated in sub-paragraph (ii) above, then the Initiating Investor shall within one (1) week from receipt of the counter-offer notify the Non-Initiating Party in writing whether it chooses to (A) accept the counter-offer (in which case the redemption shall be consummated within two (2) weeks from receipt of the acceptance) or (B) submit a new price at which the Initiating Party is willing to redeem all of the Shares of the Initiating Party. Such new price shall reflect at least a Minimum Increase.

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(v)	The process specified in sub-paragraphs (i) - (iv) shall be continued for as long as one of the Co-Investors accepts the offer made for its Shares. The Right of First Refusal or Tag-Along Right shall not apply to the redemption under this Section 6.2(c).

(vi)	In connection with the consummation of the redemption pursuant to this Section 6.2(c), the Co-Investor that sells Shares shall not be required to provide to the redeeming Co-Investor any representations and warranties other than as regards ownership of the Shares and that the Shares are free from Encumbrances. Otherwise, the redemption shall be consummated with a purchase agreement that only states the parties, identifies the Shares to be redeemed and the purchase price, confirms transfer of title in exchange for payment of the purchase price, provides customary confidentiality undertakings, provides for Finnish law as governing law and arbitration as applicable venue for dispute resolution, and confirms the application of the non-compete and non-solicitation undertakings of the selling Co-Investor consistent with Section 7 of this Agreement.

(vii)	In connection with the consummation of the redemption of the Shares pursuant to this Section 6.2(c), the selling Co-Investor (in case such Co-Investor is Spinnova) or ECCO (in case such Co-Investor is KT Trading) shall transfer and waive its rights in IPR jointly owned by Spinnova and ECCO, in each case to the extent (and only to the extent) that such IPR relates exclusively to the Business (and not to other businesses and operations of the selling Co-Investor) with the result that such IPR that was previously jointly owned becomes exclusively owned by the buying Co-Investor. The selling Co-Investor or ECCO, as applicable, shall also take the necessary measures to transfer any and all registrations and/or applications for the protection of the IPR jointly owned by Spinnova and ECCO relating exclusively to the Business without undue delay to the buying Co-Investor or ECCO.

7.	NON-COMPETE AND NON-SOLICIT

(a)	Without limiting the restrictions set forth in Section 6.2(a)(ii), but subject to Section 6.2(a)(iii), each Co-Investor undertakes during the time the Co-Investor is Party to this Agreement and for eighteen (18) months thereafter, not to, without the prior written consent of the Board, directly or indirectly:

(i)	carry on or be engaged in or have or acquire any ownership interest in, any activities which are in competition with any part of the Business as conducted by the Company from time to time (it being understood that with respect to the restrictive period after a Co-Investor is no longer a Party to this Agreement, the scope and nature of the Company’s business shall be determined as of the time that such Co-Investor ceases to be a Party); or

(ii)	solicit, entice or try to entice away from the Company any person, who is or has, within the previous twelve (12) months, been an employee, officer or director of the Company or who is or has during the last twelve (12) months been a customer of the Company.

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(b)	In the event that a Co-Investor’s Shares are redeemed by the other Co-Investor pursuant to Section 6.2(c), then the non-competition undertaking of such selling Co-Investor set forth herein shall be effective for five (5) years from the consummation of such redemption.

(c)	Each Co-Investor acknowledges that the restrictions set forth in this Section 7 are reasonable and necessary for the protection of the Company and the Subsidiaries and must be given full effect, and that they have, with the arrangements set out in this Agreement, received adequate compensation for any loss or inconvenience which the undertaking in this Section 7 may later cause them.

(d)	The restrictions in this Section 7 shall not prohibit a Co-Investor from carrying out the current activities or any other activities approved by the Board from time to time (subject to Section 4.6.1), which activities shall not be considered as competing activities or a breach against this Section 7 as long as said activities are carried out substantially in the magnitude and scope currently conducted or as otherwise presented to the Board. For the purposes of this Agreement, passive investments in the shares in publicly traded companies comprising less than two (2) percent of the shares and votes are not considered prohibited under the Agreement.

(e)	A breach of any of the covenants set out in this Section 7 shall constitute a Material Breach of this Agreement by the breaching Co-Investor, provided that such breach has not been remedied (if capable of remedy) within 20 Business Days from the other Co-Investor sending the breaching the Co-Investor a written notice of such breach.

(f)	For as long as the restrictions set forth in this Section 7 shall apply to KT Trading as a Co-Investor, they shall apply to ECCO.

8.	CONFIDENTIALITY

(a)	Each of the Parties agrees not to disclose the terms and conditions of this Agreement and to keep secret and confidential and not to use, disclose or divulge to any third party or enable or cause any person to become aware of (except for the purposes of the Company’s business) any confidential information relating to the other Parties, the Company, including but not limited to intellectual property (whether owned or licensed by the Company), technology, products, lists of customers, reports, notes, memoranda and all other documentary records pertaining to the Company or its business affairs, finances, suppliers, customers or contractual or other arrangements but excluding any information (i) in the public domain (otherwise than through the wrongful disclosure by any party), (ii) which a Party is required to disclose by law or by the rules of any regulatory body to which the Party is subject to (including the rules of any recognized stock exchange), or (iii) which a Party discloses to its professional advisors provided that all such professional advisors are (a) informed of the confidentiality of such information, (b) the recipient of such information is bound by confidentiality terms similar to this Section 8, and (c) the disclosing Party will be liable hereunder for any unauthorized disclosure of such information by such professional advisors.

(b)	The Party under obligation to disclose the Confidential Information, the existence of this Agreement or contents hereof will use its reasonable best efforts to notify the other Parties in writing before making such disclosure and cooperate with such other Parties in connection with any measures reasonably requested by such Parties to preserve the confidentiality of such information.

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(c)	For the avoidance of doubt, in no event shall a Party be restricted from providing information to any Affiliate of the Co-Investor, provided that all such Affiliates are informed of the confidentiality of such information. The disclosing Co-Investor will be liable hereunder for any unauthorized disclosure of such information by any of its Affiliates.

(d)	The Parties undertake not to use the confidential information of the Company for the development or commercialization of any products or the conduct of any other business activities that are based on collagen originating materials, in each case without the prior written consent of the other Parties. Notwithstanding the immediately preceding sentence, the Parties shall not be restricted from using the confidential information of the Company for the benefit of their other businesses or operations that are not based on collagen originating materials.

9.	NOTICES

(a)	Any notice in connection with this Agreement shall be in writing and delivered by hand, email, fax, registered post or by courier using an internationally recognized courier company.

(b)	A notice to the Co-Investors shall be sent to the following address, or such other person or address as the Co-Investor may notify the Co-Investor Representative from time to time:

Spinnova Oy
████████████
███████████████
█████
Attention: ███████████
E-mail: ████████████████████

with copy to (which shall not constitute service):

Avance Attorneys Ltd.
████████████████
█████████████
Fax: +358 20 155 5141
Attention: █████████████
E-mail: ████████████████████████

KT Trading AG
Rothusstrasse 17
CH-6331 Hünenberg, ZG
Switzerland
Attention: ████████████████
E-mail: kgj@kt-trading.com

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with copy to (which shall not constitute service):

Hannes Snellman Attorneys Ltd
Eteläesplanadi 20
FI-00130 Helsinki
Attention: ██████████ and ██████████
E-mail: ██████████████████████████████
██████████████████████████

(c)	A notice shall be effective upon receipt and shall be deemed to have been received at the time of delivery, if delivered by hand, email (unless a notice of failed or incomplete transmission has been received), registered post or courier, or at the time of confirmed transmission in legible form, if delivered by fax.

10.	BREACH OF AGREEMENT

(a)	In the event that a Co-Investor is in breach of this Agreement, such Co-Investor shall take all reasonable actions to remedy such breach within twenty (20) Business Days after the receipt of a written notice thereof from the other Co-Investor.

(b)	If the breaching Co-Investor fails to remedy the breach as set out in sub-section (a) above, the other Co-Investor is entitled to claim from the breaching Co-Investor full compensation for any direct losses, damages, costs and expenses (including reasonable legal fees) resulting from such breach and the breaching Co-Investor agrees to indemnify and hold the other Co-Investor harmless against such direct losses, damages costs and expenses (including reasonable legal fees) caused due to and/or resulting from a breach by the breaching Co-Investor.

(c)	Notwithstanding sub-section (b) above, each Co-Investor agrees to indemnify and hold the other Co-Investor harmless also against any indirect or consequential damages, costs and expenses and losses, including but not limited to, loss of revenue or loss of business, caused due to and/or resulting from (i) claims by a third party against a Co-Investor relating to IPR solely owned by the other Co-Investor (or ECCO, in the case of KT Trading), (ii) breaches of Section 8 relating to confidentiality by a Co-Investor or (iii) gross negligence or wilful misconduct by a Co-Investor.

11.	GENERAL

11.1	Variation

Any amendment or variation to this Agreement requires the written consent of each Party.

11.2	Order of Precedence

In the event of any ambiguity or discrepancy between the provisions of this Agreement and the Articles or the Companies Act, the provisions of this Agreement shall prevail and, accordingly the Parties shall exercise all voting and other rights and powers available to them so as to give effect to the provisions of this Agreement and shall further, if necessary, procure any required amendment to the Articles.

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11.3	No Assignment

Except as otherwise expressly provided in this Agreement, no Party may, without the prior written consent of the other Parties, assign, transfer or grant any security interest or other rights in or over any of its rights or obligations under this Agreement, provided that each Co-Investor may assign this Agreement in connection with a bona fide acquisition of the all or substantially of the assets of such Co-Investor by a third party or any similar acquisition transaction.

11.4	Severance

(a)	The invalidity, illegality or unenforceability of any provision of this Agreement does not affect the continuation in force of the remainder of this Agreement.

(b)	The provisions of this Agreement shall survive and be fully enforceable, notwithstanding any provisions of the Articles being declared void or unenforceable.

12.	DURATION AND TERMINATION

(a)	This Agreement shall come into force on the date set out above and shall remain in force until:

(i)	the Parties agree in writing to terminate this Agreement; or

(ii)	a Trade Sale or Listing is completed.

(b)	If a Co-Investor is:

(i)	placed into liquidation or bankruptcy or becomes subject to restructuring (yrityssaneeraus) or similar insolvency proceeding and the liquidator or administrator of such liquidation, bankruptcy or restructuring does not commit to comply with this Agreement within a period of thirty (30) days after the receipt of a written notice from the other Co-Investor, or

(ii)	in a Material Breach which has not been remedied (if capable of being remedied) within a period of thirty (30) days after the receipt of a written notice from the non-breaching Co-Investor informing the breaching Co-Investor of the Material Breach, then the other Co-Investor is entitled to terminate this Agreement by notifying such Co-Investor to that effect in writing after the expiry of said thirty (30) day period. Once the notice of termination has been given in accordance with this Agreement, the Agreement is deemed to be terminated with respect to the breaching Co-Investor (also on behalf of the Company and all other Shareholders) with immediate effect.

(c)	This Agreement shall also cease to have effect as regards any Party who ceases to hold Shares in compliance with this Agreement. However, Sections 7 (Non- compete and Non-solicit), 8 (Confidentiality), 9 (Notices), 10 (Breach of Agreement), 11 (General), 14 (Governing Law) and 15 (Arbitration) shall continue to apply also after this Agreement has otherwise ceased to have effect.

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(d)	Termination of this Agreement shall be without prejudice to any liabilities or obligations arising or relating to any acts or omissions occurred or obligations that have not been observed or performed by the relevant Party prior to such termination.

13.	ENTIRE AGREEMENT

This Agreement represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior understandings and agreements with respect to the subject matter hereof.

14.	GOVERNING LAW

This Agreement shall be governed by the substantive laws of Finland.

15.	ARBITRATION

(a)	Any dispute, controversy or claim arising out of or in connection with this Agreement or the transactions contemplated herein, or the breach, termination or validity thereof shall be finally and exclusively settled by arbitration in accordance with the Arbitration Rules of the Finland Chamber of Commerce. The arbitral tribunal shall be composed of three arbitrators.

(b)	The Parties agree that the arbitral proceedings, including all information disclosed in the course of such proceedings and any decision made during the proceedings, shall be kept strictly confidential. Such confidential information may not be disclosed to a third party without prior written approval of both Parties, except if a Party is required to do so by law, or by any applicable stock exchange (or other recognized market place) regulations or for the purpose of securing the Party’s own interests against the other Party in relation to a dispute.

(c)	The language to be used in the arbitral proceedings shall be English. The place of arbitration shall be Helsinki.

16.	COUNTERPARTS

This Agreement has been executed in three copies, one for each of the Co-Investor and one for the Company.

[signature pages follow]

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EXECUTION COPY

SPINNOVA OY

/s/ Janne Poranen
███████████ CEO

KT TRADING AG

/s/ John M. Nugent	/s/ Kristian Gert Jensen
█████████	████████████████
CFO	CEO

Ecco Sko A/S hereby undertakes to comply with the provisions of this Agreement to the extent specified to apply to Ecco Sko A/S.

ECCO SKO A/S

/s/ Thomas Gogisg	/s/ Panos Mytaros
████████████	███████████
VP applied research ECCO	Executive Vice President

[Signature page to Joint Venture Agreement]

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